525O - A phase I dose escalation study of PRS-343, a HER2/4-1BB bispecific molecule, in patients with HER2-positive malignancies
Presentation Number
525O
Speakers
•Geoffrey Ku (New York, NY, United States of America)
Background
Anticalin® proteins are recombinant human proteins based on lipocalins. PRS-343, a first-in-class bispecific antibody-Anticalin fusion protein, targets HER2 and costimulatory immune receptor 4-1BB on T cells. Here, we report the results of a phase I trial in patients with HER2+ solid tumors.
Methods
PRS-343 was evaluated in sequential dose cohorts from 0.0005 to 18 mg/kg i.v. Doses were administered Q3W up to 8mg/kg, while doses at 8mg/kg were also given Q2W and Q1W and doses beyond 8mg/kg were administered Q2W. Primary study objectives included safety, tolerability and RP2D. Secondary objectives included ORR and DCR, PD response and PK profile. PD response (CD8+ T cell IHC) was assessed in tumor biopsies pre-/post-treatment.
Results
70 patients enrolled (median age 61 years, 59% female, 83% Caucasian, median of four lines of prior therapy) with GC/GEJ (n=25); BC (n=16); gynecological cancer (n=6); CRC (n=10); BTC (n=5); UC (n=2); melanoma, pancreatic and salivary duct cancer (n=1 each) were treated with PRS-343. Based on PK analyses and kinetics of the CD8+ T cell expansion post-treatment, the minimal active dose was considered to be 2.5 mg/kg. 33 patients treated at active dose levels were evaluable for response with an ORR and DCR of 12% and 52% (3% CR, 9% PR, 40% SD), respectively. All objective responses were observed on the Q2W schedule, at/above doses of 8mg/kg; ORR was 40% and DCR was 70% (10% CR, 30% PR). At active doses, we observed pronounced post-treatment expansion of CD8+ T cells while there was no increase at doses below 2.5mg/kg. This effect was more pronounced in patients with a confirmed PR or prolonged SD. PRS-343 was well tolerated and the most frequent TRAEs were mild to moderate infusion related reaction (25%), nausea (7%), arthralgia (5%), vomiting (4%), chills (4%), and fatigue (4%). No DLT was noted. We will also present results of a PRS-343/atezolizumab combination trial in HER2+ solid tumors.
Conclusions
PRS-343 is the first 4-1BB bispecific to demonstrate encouraging evidence of safety and clinical benefit with a correlative PD effect. Based on these data, a phase II trial in gastric/GEJ cancer has been planned in combination with ramucirumab and paclitaxel.
Clinical trial identification
NCT03330561.
Legal entity responsible for the study

Pieris Pharmaceuticals.
Funding
Pieris Pharmaceuticals.
Disclosure
M. Zettl: Shareholder/Stockholder/Stock options, Full/Part-time employment: Pieris Pharmaceuticals. K. Aviano: Shareholder/Stockholder/Stock options, Full/Part-time employment: Pieris Pharmaceuticals. L. Mar: Shareholder/Stockholder/Stock options, Full/Part-time employment: Pieris Pharmaceuticals. P. Jolicoeur: Shareholder/Stockholder/Stock options, Full/Part-time employment: Pieris Pharmaceuticals. S. Olwill: Leadership role, Shareholder/Stockholder/Stock options, Full/Part-time employment, Officer/Board of Directors: Pieris Pharmaceuticals. I. Bruns: Leadership role, Shareholder/Stockholder/Stock options, Full/Part-time employment, Officer/Board of Directors: Pieris Pharmaceuticals. All other authors have declared no conflicts of interest.